DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Correction
(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
TERAX ENERGY, INC.

2. Description of the original document for which correction is being made:
CERTIFICATE OF CHANGE PURSUANT TO NRS 78.209

3. Filing date of the original document for which correction is being made: 06 / 02 / 05

4. Description of the inaccuracy or defect.
No. 5. There is a typographical error in the number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series.

5. Correction of the inaccuracy or defect.
No. 5 should read: There are currently 29,163,000 common shares issued. Following the 5 for 1 forward split, an additional 116,652,000 common shares shall be issued for a total of 145,815,000 common shares issued and outstanding after the change.

6. Signature:

[signature]	Chief Executive Officer	June 7, 2005
Authorized Signature	Title *	Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.